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AMENDMENT NUMBER TWO
TO
AMENDED AND RESTATED CREDIT AGREEMENT

    THIS AMENDMENT NUMBER TWO TO AMENDED AND RESTATED CREDIT AGREEMENT (the "Amendment") is made as of May 30, 2001, by and among BANK OF AMERICA, N.A., a national banking association, U.S. BANK NATIONAL ASSOCIATION, a national banking association, KEYBANK NATIONAL ASSOCIATION, a national banking association (the "Lenders"), BANK OF AMERICA, N.A., as agent for the Lenders (the "Agent"); and FLOW INTERNATIONAL CORPORATION, a Washington corporation ("Borrower").

RECITALS

    A.  Lenders, Agent and Borrower are parties to that certain Amended and Restated Credit Agreement dated as of December 29, 2000, as amended by that certain First Amendment to the Amended and Restated Credit Agreement dated as of February 28, 2001 (the "Credit Agreement").

    B.  Borrower intends to enter into the sale of senior subordinated notes with detachable warrants that would be subordinated to the Senior Funded Debt under the Credit Agreement.

    NOW, THEREFORE, the parties hereto agree as follows:

AGREEMENT

    1.  Definitions. Capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Credit Agreement.

    2.  Amendment to definition of "Applicable Percentage". Section 1.1 is hereby amended by deleting the matrix in the definition of "Applicable Percentage" and replacing it with the following:

Pricing Level	Applicable Percentage with respect to the LIBOR Rate or Multi-Currency Rate	Applicable Percentage with respect to the Unused Portion
I	1.30%	25 basis points
II	1.40%	25 basis points
III	1.50%	25 basis points
IV	2.50%	37.5 basis points

    3.  Amendment to definition of "Base Rate". The definition of Base Rate is hereby deleted entirely and replaced with the following:

    "Base Rate" means the prime rate. (The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

    4.  Amendment to definition of "Pricing Level". Section 1.1 is hereby amended by deleting the matrix in the definition of "Pricing Level" and replacing it with the following:

Pricing Level	Senior Funded Debt Ratio as of the end of the previous fiscal quarter
I	Less than 1.00:1
II	Equal to or greater than 1.00:1 and less than 2.00:1
III	Equal to or greater than 2.00:1 and less than 3.00:1
IV	Equal to or greater than 3.00:1

    5.  Amendment to definition of "Senior Funded Debt". Section 1.1 is hereby amended by deleting the definition of "Senior Funded Debt" entirely and replacing it with the following:

    "Senior Funded Debt" means, (i) for the fiscal quarter ending as at April 30, 2001, the sum of Funded Debt less thirty-five million dollars ($35,000,000.00); and (ii) for any fiscal quarter ending as at July 31, 2001 and thereafter, the sum of Funded Debt less the unpaid principal amount of the Senior Subordinated Notes, each as of the end of such fiscal quarter.

    6.  Addition of definition of "Senior Subordinated Notes". Section 1.1 is hereby amended by adding the definition of "Senior Subordinated Notes as follows:

    "Senior Subordinated Notes" means the "Notes" issued in connection with, and as defined in, the Subordinated Note Purchase Agreement, as approved by the Lenders and Agent.

    7.  Deletion of definition of "Senior Unsecured Debt". Section 1.1 is hereby amended by deleting the definition of "Senior Unsecured Debt".

    8.  Deletion of definition of "Subordinated Debt". Section 1.1 is hereby amended by deleting the definition of "Subordinated Debt".

    9.  Addition of definition of "Subordinated Note Purchase Agreement". Section 1.1 is hereby amended by adding the following definition:

    "Subordinated Note Purchase Agreement" means, collectively, the agreements providing for the purchase of an aggregate principal amount of $35,000,000 of the Borrower's 13% Senior Subordinated Notes due April 30, 2008 and Warrants to Purchase Common Stock between Borrower and the Purchasers identified therein.

    10. Amendment to Section 6.13. Section 6.13 is hereby amended by deleting the first sentence and replacing it with the following:

    As of the end of each fiscal quarter, Borrower shall maintain, on a consolidated basis, a Funded Debt Ratio of not more than 4.50 to 1.

    11. Amendment to Section 6.14. Section 6.14 is hereby amended by deleting the last sentence and replacing it with the following:

    "Minimum Net Worth" shall mean $27,800,000, plus cumulative quarterly increases equal to fifty percent (50%) of Borrower's net income for all fiscal quarters ending on or after July 31, 1999, excluding any adjustments thereto for losses, plus all amounts contributed to Borrower as outside capital investments at any time after September 1, 1999.

    12. Amendment to Section 6.15. Section 6.15 is hereby amended by deleting the last sentence and replacing it with the following:

    As used herein, "Debt" shall mean, on a consolidated basis, all liabilities of Borrower as determined and computed in accordance with GAAP other than the Senior Subordinated Notes, and for clarification purposes only, minority interests.

    13. Amendment to Section 6.17. Section 6.17 is hereby amended by deleting subclauses (d) and (e) entirely and replacing them with the following:

    (d)  3.50 to 1 as at the fiscal quarters ending April 30, 2001, July 31, 2001 and October 30, 2001; (e) 3.25 to 1 as at the fiscal quarters ending January 31, 2002 and April 30, 2002; and (f) 3.00 to 1 as at the fiscal quarters ending July 31, 2002 and thereafter.

    14. Amendment to Section 7.3(f). Section 7.3(f) is hereby deleted entirely and replaced with the following:

    (f)  Senior Subordinated Notes, the principal of which when taken together does not exceed, in the aggregate, at any one time outstanding, Thirty-Five Million Dollars ($35,000,000), and

    15. Amendment to Section 7.4. Section 7.4 is hereby deleted entirely and replaced with the following:

    Except for the guaranties set forth on Schedule 4 hereto or the fully subordinated guaranties delivered pursuant to Section 9.10 of the Subordinated Note Purchase Agreement or as set forth on Schedule 10.5 of the Subordinated Note Purchase Agreement, neither Borrower nor any Guarantor shall assume, guaranty, endorse or otherwise become directly or contingently liable for, or obligated to purchase, pay or provide funds for payment of, any obligation or Indebtedness of any other person, other than by endorsement of negotiable instruments for deposit or collection or by similar transactions in the ordinary course of business.

    16. Amendment to Section 7.9. Section 7.9 is hereby amended by deleting it entirely and replacing it with the following:

    Section 7.9 Senior Subordinated Notes. Borrower shall maintain no funds on deposit with, shall not acquire any certificates of deposit or other financial instruments from, nor hold any Indebtedness owing to Borrower by, any holder of any Senior Subordinated Note unless such holder shall first have executed a written agreement in favor of Lenders (in form and substance acceptable to Lenders) subordinating or waiving its rights to set-off or to assert any "bankers lien."

    17. Amendment to Section 8.1. Section 8.1 is hereby amended by adding the following as a new subsection (n):

    (n)  Prepayment of Principal Default. Borrower shall pay any portion of the principal of the Senior Subordinated Notes before April 30, 2004.

    18. Amendment Fee to Bank of America and U.S. Bank. Borrower shall pay to Agent for the benefit of Bank of America, a fee in the amount of 10 basis points of such Lender's Pro Rata Share of the Total Revolving Commitment and Borrower shall pay to Agent for the benefit of U.S. Bank, a fee in the amount of 10 basis points of such Lender's Pro Rata Share of the Total Revolving Commitment (such fees being collectively referred to as the "Amendment Fee"). KeyBank shall not be entitled to any portion of the Amendment Fee. Borrower's obligation to pay the Amendment Fee under this Section 18 shall constitute an amount payable under the Credit Agreement for the purpose of Section 8.1(a) thereof.

    19. Conditions to Effectiveness. This Amendment shall become effective when: (i) Borrower has paid the Amendment Fee to Agent; (ii) Borrower, Agent and each Lender have executed and delivered counterparts hereof to Agent; and (iii) Borrower has executed and delivered the Subordinated Note Purchase Agreement and the Note Indebtedness (as defined therein) has been fully disbursed to Borrower and the net proceeds thereof have been applied to reduce the principal amount of the Senior Funded Debt.

    20. Representations and Warranties. Borrower hereby represents and warrants to the Lenders and Agent that each of the representations and warranties set forth in Article 5 of the Credit Agreement is true and correct in each case as if made on and as of the date of this Amendment and Borrower expressly agrees that it shall be an additional Event of Default under the Credit Agreement if any representation or warranty made hereunder shall prove to have been incorrect in any material respect when made.

    21. Amendments to Other Loan Documents. The parties hereto agree that the Security Agreement covers, and the term "Collateral" (as defined therein) shall include, without limitation, letter of credit rights, deposit accounts and promissory notes as such terms are defined in the Washington State Uniform Commercial Code, as amended from time to time (the "UCC"). Parties hereto further agree terms used in the Security Agreement that are defined in the UCC shall be defined as set forth in the UCC.

    22. No Further Amendment. Except as expressly modified by the terms of this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect and the parties hereto expressly reaffirm and ratify their respective obligations thereunder.

    23. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Washington.

    24. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

    25. Oral Agreements Not Enforceable.

    ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number One to Amended and Restated Credit Agreement as of the date first above written.

BORROWER:	FLOW INTERNATIONAL CORPORATION

By:
Name: Stephen D. Reichenbach Title: Chief Financial Officer

LENDERS:	BANK OF AMERICA, N.A.

By:
Name: William P. Stivers Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By:
Name: Allan Forney Title: Vice President

KEYBANK NATIONAL ASSOCIATION

By
Name: Jason R. Gill Title: Vice President

AGENT:	BANK OF AMERICA, N.A.

By:
Name: Ken Puro Title: Vice President

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AMENDMENT NUMBER TWO TO AMENDED AND RESTATED CREDIT AGREEMENT
RECITALS
AGREEMENT